Exhibit 3.42

Limited Liability Company Agreement

of

CSI Compression Holdings, LLC

This Limited Liability Company Agreement (“Agreement”) of CSI Compression Holdings, LLC (the “Company”), effective as of April 19, 2013, is entered into by Compressor Systems, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on April 19, 2013, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and

WHEREAS, the Member agrees that the membership in and management of the Company is governed by the terms set forth in this Agreement.

NOW, THEREFORE, the Member agrees as follows:

I. Name. The name of the Company is CSI Compression Holdings, LLC.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the Company’s principal office is 3809 South Farm to Market Road 1788, Midland, Texas 79706, or another location as the Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware is that person and location reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office changes, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Initial Member. The name and the business and mailing address of the Member are as follows:

Name	Business Address	Mailing Address

Compressor Systems, Inc.	3809 South Farm to Market Road 1788 Midland, Texas 79706	Post Office Box 60760 Midland, Texas 79711-0760

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Before the admission of any additional members to the Company, the Member shall amend this Agreement to make those changes as the Member determines to reflect the fact that the Company has additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c) Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

5. Management.

(a) Initial Manager. The initial manager of the Company is Compressor Systems, Inc. (the “Manager”).

(b) Authority; Powers and Duties of the Manager. Subject to the limitations set forth in this Agreement, the Manager has exclusive authority to manage and conduct the Company’s business. Except as otherwise provided in this Agreement, all actions that the Manager may take and all determinations that the Manager may make in accordance with this Agreement may be taken and made in the absolute discretion of the Manager. The Company has only one Manager.

(c) No Member Management. The Members may not take part in the management or control of the Company business or bind the Company in their capacity as Members. The Members have no right to vote or otherwise consent or withhold consent to any actions taken by the Manager except with respect to those matters as are expressly stated in this Agreement

(d) Manager Reliance. Persons dealing with the Company may rely conclusively on the authority of the Manager as set forth in this Agreement. Every document executed by the Manager with respect to any business or property of the Company is conclusive evidence in favor of any person relying on the document that (a) at the time of the execution and delivery of the document this Agreement was effective, (b) the document was executed in accordance with this Agreement and is binding on the Company, and (c) the Manager was authorized to execute and deliver the document on behalf of the Company.

(e) Election of Officers; Delegation of Authority. The Manager may, from time to time, designate one or more officers with those titles as may be designated by the Manager to act in the Company’s name with that authority as may be delegated to those officers by the Manager (each designated person, an “Officer”). Any Officer shall act in accordance with the delegated authority until the Officer is removed by the Manager. Any action taken by an Officer designated by the Manager in accordance with the authority delegated to the Officer constitutes the act of and serves to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating the Officer and the authority delegated to him or her.

(f) Limitations on Manager Authority. The Manager may not do any of the following acts without approval of all Members:

(i) knowingly do any act in contravention of this Agreement or, when acting on behalf of the Company, engage in, or cause or permit the Company to engage in, any activity that is not consistent with the purposes of the Company;

(ii) except as otherwise provided in this Agreement, knowingly do any act that makes it impossible to carry on the Company’s business;

(iii) cause the Company to (A) make a general assignment for the benefit of creditors, (B) file a voluntary bankruptcy petition, or (C) seek an order for relief or declaration of insolvency in a federal or state bankruptcy or insolvency proceeding;

(iv) file a pleading seeking for the Company, or admitting or failing to contest the material allegations of a petition filed by any other person seeking for the Company, a proceeding of the type described by paragraph (iii);

(v) cause the Company to acquire from any person any equity or debt securities or assets of any corporation, limited liability company, partnership, association, business, or business division, whether by stock purchase, asset purchase, contribution, or other business combination (excluding investments and asset acquisitions in the ordinary course of the Company’s business);

(vi) cause the Company to issue any membership interest or admit any Member;

(vii) cause the Company to participate in any merger, consolidation, transfer, continuance, or conversion of the Company with or into any other person;

(viii) cause the Company to participate in any reorganization in which membership interests are exchanged for or converted into cash, securities of any other person, or other property; or

(ix) sell or otherwise dispose of all or substantially all of the Company’s property, except in connection with winding up the Company as permitted in this Agreement.

6. Resignation, Removal and Replacement of Manager.

(a) Resignation. The Manager may resign as manager of the Company only upon notice to all Members. If no resignation date is specified in the notice, or if the specified date is earlier than 90 days following the date the notice is given to Members (“notice date”), the Manager’s resignation is effective on the 90th day following the notice date. If the specified resignation date is later than 180 days after the notice date, the Manager’s resignation is effective on the 180th day following the notice date. A Manager is deemed to resign as manager of the Company upon the following events:

(i) any event specified in section 18-304 of the Act (relating to bankruptcy or insolvency proceedings with respect to a Member);

(ii) if the Manager is an individual, the Manager’s death, the appointment of a guardian or general conservator for the Manager, or a judicial determination that the Manager is incapable of performing the Manager’s duties under the Agreement; or

(iii) if the Manager is an entity, the termination of the Manager’s existence or suspension of the Manager’s right to do business.

A resignation in accordance with paragraph (ii) is not a violation of this Section 6 provided the estate or personal representative or other authorized person provides notice of the deemed resignation within 90 days after the event giving rise to the deemed resignation.

(b) Removal of Manager. The Manager may be removed for any reason (or for no reason) upon the unanimous vote of the Members.

(c) Election of Replacement Manager. If the Manager resigns or is removed as the manager of the Company, within 90 days following the resignation or removal the majority of Members may elect a replacement Manager of the Company effective as of the date of the former Manager’s resignation or removal. The replacement Manager shall file any required amendments to this Agreement or the Certificate of Formation to reflect the resignation or removal of the former Manager and the election of the replacement Manager. If the Members fail to elect a replacement Manager within 90 days following the resignation or removal of the former Manager, the Company shall dissolve according to Section 12.

(d) Interim Management. During the period that the Members may elect a replacement Manager as provided in Section 6(c) and before the election (or an election to wind up the Company), the Members may by vote of a majority of Members, appoint an interim manager having authority to manage and conduct the Company’s business as the Manager as provided in this Agreement. If an interim Manager is not appointed, the authority to manage and conduct the Company’s business is vested in the Members who may act by vote of a majority, and who may by vote of a majority appoint a committee of one or more persons to exercise the authority of the Manager until the time a replacement Manager is elected or the Company commences winding up. The Members shall file any required amendments to this Agreement or the Certificate of Formation to reflect the resignation or removal of the former Manager and the appointment of the interim Manager, and all Members approve those amendments.

7. Liability of Members and Manager; Indemnification.

(a) Liability of Members and Manager. To the fullest extent permitted under the Act, the Members and Manager are not liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member or Manager.

(b) Indemnification. To the fullest extent permitted under the Act, the Members and Manager (irrespective of the capacity in which it acts) are entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys’ fees) whatsoever incurred by the Member or Manager relating to or arising out of any act or omission or alleged act or omission (whether or not constituting negligence or gross negligence) performed or omitted by the Member or Manager on behalf of the Company; but any indemnity under this Section 7(b) is provided out of and to the extent of the Company’s assets only, and neither the Member, the Manager nor any other person has any personal liability on account thereof.

8. Term. The term of the Company is perpetual unless the Company dissolves and terminates in accordance with Section 12.

9. Initial Capital Contributions. The Member agrees to contribute to the Company cash, property or services as determined by the Member.

10. Tax Status: Income and Deductions.

(a) Tax Status. As long as the Company has only one member, the intention of the Company and the Member is that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with that tax treatment. All provisions of this Agreement are construed so as to preserve the Company’s tax status as a disregarded entity.

(b) Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including items not subject to federal or state income tax) are treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

11. Distributions. Distributions are made to the Member at the times and in the amounts determined by the Member.

12. Dissolution: Liquidation.

(a) The Company shall dissolve, and its affairs wound up upon the first to occur of the following; (i) the written consent of the Member, (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued in accordance with the Act, or (iii) the resignation or removal of the Manager if the Members fail to elect a replacement Manager as provided in Section 6(c).

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the Company’s affairs, the rights and obligations of the Member and Manager under this Agreement continue.

(c) In the event of dissolution, the Company shall conduct only those activities as are necessary to wind up its affairs (including the sale of the Company’s assets in an orderly manner), and the Company’s assets are applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of the Company’s liabilities (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d) Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

13. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b) Governing Law. This agreement is governed by the laws of the State of Delaware.

(c) Severability. If any provision of this Agreement is declared to be invalid, illegal or unenforceable, the provision survives to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof are not in any way affected or impaired thereby, unless the action substantially impairs the benefits to any party of the remaining provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

COMPRESSOR SYSTEMS, INC.

By:	/s/ Timothy A. Kox
Name: Timothy A. Knox
Title: President